MONTHLY REPORT - JANUARY, 2010



                          Providence Select Fund, LP

             The net asset value of a unit as of January 31, 2010

                was $453.50, down 14.8% from $532.01 per unit

                             as of December 31, 2009.



                     STATEMENT OF CHANGES IN NET ASSET VALUE



                                               Current Period      Year to Date

Net Asset Value (1,542.079) at               $     820,400.94       820,400.94

   December 31, 2009

Addition of 0.000 units on January 1,                    0.00             0.00

   2010

Redemption of 1,542.079 units on January 31,      (699,332.86)     (699,332.86)

   2010

Net Income (Loss)                                 (121,068.08)     (121,068.08)

                                              ----------------  ---------------

Ending Net Asset Value (0.000 units          $           0.00             0.00

   at January 31, 2010                        ================  ===============

Net Asset Value per Unit at

   January 31, 2010                          $         453.50



                        STATEMENT OF INCOME AND EXPENSE

Income:

   Gain (loss) on trading of commodity

      futures:

      Realized gain (loss) on                $     (24,788.08)      (24,788.08)

         closed contracts



      Change in unrealized gain (loss) on open           0.00             0.00

         contracts



   Interest income                                       1.12             1.12

                                               ---------------  ---------------

Total: Income                                      (24,786.96)      (24,786.96)

Expenses:

   Brokerage commissions                             4,647.70         4,647.70

   Operating expenses                               64,359.74        64,359.74

   Incentive fee                                         0.00             0.00

   Management fee                                        0.00             0.00

   Continuing service fee                            4,754.54         4,754.54

   Organizational & offering expenses               22,519.14        22,519.14

                                               ---------------  ---------------

Total: Expenses                                     96,281.12        96,281.12

                                               ===============  ===============

Net Income(Loss) - January, 2010              $   (121,068.08)     (121,068.08)



                                     To the best of my knowledge and belief,

                                     the information contained herein is

                                     accurate and complete.



                                         /s/ Michael P. Pacult

                                         Michael P. Pacult, President

                                         White Oak Financial Services. Inc.

                                         General Partner

                                         Providence Select Fund. LP